Exhibit 99.1
Diguang International Announces Second Quarter 2010 Results

SHENZHEN, China, August 16, 2010 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG) (“Diguang” or the “Company”), a developer and producer of CCFL and LED backlights for a wide range of TFT-LCD products, today announced its financial results for the second quarter of fiscal year 2010 ended June 30, 2010.

Second Quarter 2010 Highlights

▪	Net revenue increased 67.0% year-over-year to $17.0 million
▪	Gross profit increased 284.8% year-over-year to $1.5 million with gross margin improving 5.1 percentage points to 9.0%
▪	The Company reported net income of 0.1 million, or $0.01 per diluted share, compared to a net loss of $1.8 million, or $0.08 per diluted share, in the second quarter of fiscal year 2009
▪	Adjusted net loss (non-GAAP) was $0.05 million, or $0.00 per share, compared to an adjusted net loss of $1.3 million, or ($0.06) per diluted share, in the second quarter of fiscal year 2009

“We are pleased to report our first profitable quarter since Diguang was first impacted by the global economic crisis in the second half of 2008,” said Mr. Song Yi, the President and Chief Executive Officer of Diguang. “During the second quarter, we maintained our focus on domestic sales, which grew in excess of 100%.  Growth in sales of our LED products, including LED backlights, LED LCMs, LED general lighting products and LED monitors, continued to represent a majority of our total sales.  Meanwhile, we witnessed strong momentum in our CCFL business, as our Wuhan facility saw an increase in OEM orders for large size CCFL backlights from our major customers in Taiwan. We successfully added new high-profile customers, including TCL and Skyworth, to supply China’s two largest TV manufactures with LED backlights and LED TVs.”

Highlights for the Three Months Ended June 30, 2010

Net revenue was $17.0 million for the three months ended June 30, 2010, an increase of 67.0% from $10.2 million for the comparable period in 2009. This was due to the improved market demand for the Company’s traditional and newly-developed backlight products along with continued economic recovery from the global financial crisis which adversely affected sales in the previous year. Sales of LED products, including LED backlights, LED liquid crystal modules (LCM), LED general lights and liquid crystal displays (LCD), amounted to $9.8 million, or 58% of total sales revenue, while sales of CCFL products, including CCFL backlights and CCFL LCMs were  $6.8 million, or 40% of total sales revenue. The remainder came from miscellaneous sales. Sales of LED backlights grew 33.2% to $7.4 million, while sales of CCFL backlights increased 162.8% to $6.6 million in the second quarter of 2010.  Sales of LCM grew 25.9% to $1.9 million, and the Company generated additional revenue of $0.6 million from LCD LED monitors compared to $0.1 million in the second quarter of 2009, when it commenced mass production of this product. The Company expects further sales growth of LCD LED monitors. Sales of LED general lighting products declined due to aggressive competition. However, management is still confident about the prospect of the LED general lighting segment in the next few years.

Gross profit for the second quarter of 2010 totaled $1.5 million, or 9.0% of net revenue, compared to $0.4 million, or 3.9% of net revenue, for the same period of 2009. The increase in gross margin was primarily the result of the contribution from LED products, which had a  gross margin of 11% compared to 5% in the second quarter of 2009.  However, this was partially offset by the significant increase in OEM sales of lower margin, large size CCFL products during the quarter.

Operating expenses totaled approximately $1.3 million for the second quarter of 2010, down 39.5% from $2.2 million in the second quarter of 2009. Total operating expenses in the second quarter of 2010 amounted to 7.8% of net revenue, compared to 21.5% in the second quarter of 2009.  Selling expenses rose 25.0%, primarily due to increased commissions and transportation expenses associated with increased sales. The Company’s net research and development costs were a negative $0.2 million, due to a government subsidy of $0.5 million that was recorded following the completion of a display project for the Guangdong Department of Information Industry during the quarter.  As the actual funding for this project was received in 2008, this was recorded as a non-cash item.  General and administrative expenses were $0.9 million in the second quarter of 2010, compared to $1.1 million in the same period in 2009.

Interest expense was $0.2 million for the second quarter of 2010, up from $72,062 in the same period of 2009 as the Company utilized additional bank loans to support its working capital needs.

The Company's net income attributable to common shares during the three months ended June 30, 2010 was $0.1 million, improved from net loss of $1.8 million attributable to common shares for the same period in 2009. Earnings per basic and diluted share were $0.01 for the second quarter of 2010, improved from losses per basic and diluted share of ($0.08) for the same period of 2009.

Adjusted net loss (non-GAAP), which excludes non-cash items (including non-controlling interest, depreciation, inventory provision, loss on disposal of assets and share-based compensation), for the second quarter of 2010 would have been $47,156, or $0.00 per basic and diluted share. Adjusted net loss (non-GAAP) for the second quarter of 2009 would have been $1.3 million, or ($0.06) per basic and diluted share.  Please see the reconciliation table below.

Six Months Results Ended June 30, 2010

Total revenue for the first six months of 2010 was $29.5 million, up 82.2% from the first six months of 2009. Gross profit for the first six months of 2010 was $3.2 million, a significant increase of 217.6% from gross profit of $1.0 million in the comparable period a year ago. Gross margin was 11.0% for the first six months of 2010, up from 6.3% in the same period of 2009. The Company recorded an operating loss of $0.3 million, compared with an operating loss of $3.2 million in the first six months of 2009. Net loss attributable to common shares for the first six months of 2010 was $0.5 million, compared with a loss of $3.0 million in the first six months of 2009. Basic and diluted loss per share were ($0.02) for the first six months of 2010 compared to ($0.14) in the first six months of 2009. Excluding non-cash items, net income for the first half year of 2010 on a non-GAAP basis would have been $30,857, or $0.00 per share, compared to non-GAAP net loss of $2.0 million, or ($0.09) per share a year ago. Please see the reconciliation table below.

Reconciliation of GAAP Net Income and Earnings per Share to Non-GAAP Net Income and Earnings per Share
	Three Months ended June 30		Six Months ended June 30
	2010	2009	2010	2009
GAAP net income (loss)	126,794	-1,837,175	-450,031	-3,047,593
Non-cash items:
Non controlling interest	6,282	-146,193	-44,571	-185,854
Depreciation	493,506	430,205	940,112	857,492
Bad debts allowance (recovery)	-170,638	0	107,940	0
Inventory provision	-72	177,682	-33,470	156,614
Loss (gain) on disposal of assets	-379	6,140	2,307	20,179
Share-based compensation	11,218	100,090	22,437	200,180
Research and development costs offset by funding advanced	-513,867	0	-513,867	0
Deferred tax assets	0	0	0	28,485
Non GAAP net income (loss)	-47,156	-1,269,251	30,857	-1,970,497

GAAP net income (loss)	0.01	-0.08	-0.02	-0.14
Non-cash items:
Non controlling interest	0.00	-0.01	0.00	-0.01
Depreciation	0.02	0.02	0.04	0.04
Bad debts allowance	-0.01	0.00	0.00	0.00
Inventory provision	0.00	0.01	0.00	0.01
Loss on disposal of assets	0.00	0.00	0.00	0.00
Share-based compensation	0.00	0.00	0.00	0.01
Research and development costs offset by funding advanced	-0.02	0.00	0.00	0.00
Deferred tax assets	0.00	0.00	0.00	0.00
Non GAAP net income (loss)	0.00	-0.06	0.02	-0.09
Weighted average shares outstanding - diluted	22,072,000	22,072,000	22,072,000	22,072,000

Financial Condition

As of June 30, 2010, Diguang had $8.0 million in cash and cash equivalents and $3.0 million in restricted cash. Working capital increased significantly to approximately $6.7 million compared to $2.8 million at the end of 2009. As of June 30, 2010, the Company had $7.4 million in short-term bank loans and $8.1 million in long-term bank loans. Shareholders' equity was $19.8 million as of June 30, 2010. Cash used in operating activities was $1.2 million, improved from $6.2 million for the six months ended June 30, 2009, primarily due to an increase in accounts payable and a lower net loss, offset by an increase in accounts receivable related to increased sales to domestic customers.

Business Outlook

Diguang continues to anticipate strong growth driven by increased demand for its LED TVs and monitors and LED backlights. The Company recently began small scale production of its 32” and 42” ultra-thin LED backlights and TVs, and commenced large-scale production of 19” LED TV and 24” LED backlights for TCL, one of the largest TV manufacturers in China.

Diguang’s new production facility in Shenzhen is proceeding on schedule. The new facility, which is designed to manufacture large-size LED backlights and LED TVs, can accommodate 15 production lines of LED backlights used in LED TVs, with annual capacity of over 6 million units, as well as 12 integrated production lines of LED TVs (including LED monitors) and LED backlights, with annual capacity of over 4 million units of LED TVs.  The Company still expects to complete construction in the fourth quarter of 2010 and will begin production in the first quarter of 2011.  The Company plans to increase production lines on a gradual basis according to market demand.

“We remain optimistic about the future of the LED market, especially for LED TVs and monitors.  We believe our new contracts with China’s two largest TV manufacturers have the potential to serve as an inflection point for our business to return to sustainable growth and profitability,” commented Mr. Song. “Given our shift toward higher margin product mix and our efforts to aggressively cut costs, we are confident in our ability to maintain our current level of gross margin. We reaffirm our revenue guidance of $60 million to $80 million for the fiscal year 2010.”

Use of Non-GAAP Financial Measures

The Company’s financial results prepared based on U.S. GAAP for the three and six months ended June 30, 2010 and 2009 include non-cash expenses such as depreciation, share based compensation, bad debt allowance, inventory provisions, loss on the disposal of assets, research and development costs offset by funding advanced and deferred tax assets. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company has provided non-GAAP financial measures excluding the impact of these items in this release, including adjusted net income and adjusted diluted earnings per share. The Company's management believes that, in conjunction with U.S. GAAP financial measures, these non-GAAP financial measures (i) improve transparency for investors, (ii) assist investors in their assessment of the Company’s operating performance, (iii) facilitate comparison to the Company's historical performance, (iv) ensure that these measures are fully understood in light of how the Company evaluates its operating results, (v) properly define the metrics used and confirm their calculation. The additional adjusted information is not meant to be considered in isolation or as a substitute for items appearing on the Company’s financial statements prepared in accordance with U.S GAAP. Rather, the non-GAAP measures should be used as supplement to U.S. GAAP results to assist the reader in better understanding the operational performance of the Company. The adjusted financial information that the Company provides may also differ from the adjusted information provided by other companies, which limits their usefulness as comparative measures. Our management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under the U.S. GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest U.S. GAAP financial measures appears in the table above.

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting. For more information, contact CCG Investor Relations directly or go to Diguang's website at http://www.diguangintl.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:
Victoria Liu
Diguang International Development Co., Ltd.
Email: victoria@diguang.com
Tel:   +1-626-593-5486

Investor Relations Contact:
Elaine Ketchmere, Partner
CCG Investor Relations
Email: Elaine.ketchmere@ccgir.com
Tel:   +1-310-954-1345
Web:   http://www.ccgirasia.com

Financial Tables Follow

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
 (In US Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Revenues, net	$17,042,646	$10,203,137	$29,526,840	$16,202,990
Cost of sales	15,503,593	9,803,156	26,283,433	15,181,644

Gross profit	1,539,053	399,981	3,243,407	1,021,346

Selling expense	651,082	520,662	1,251,913	938,896
Research and development costs	(195,017)	619,107	333,967	1,025,431
General and administrative expenses	872,045	1,056,433	1,940,977	2,187,411
Loss on disposing assets	(379)	20,179	2,307	20,179

Income (Loss) from operations	211,322	(1,816,400)	(285,757)	(3,150,571)

Interest income (expense), net	(189,787)	(72,062)	(359,013)	(159,508)
Investment income (expense)	-	300	-	800
Other income (expense)	108,473	(67,728)	147,065	110,193

Income (loss) before income tax	130,008	(1,955,890)	(497,705)	(3,199,086)

Income tax provision	12,829	28,485	12,829	31,573

Net income (loss)	117,179	(1,984,375)	(510,534)	(3,230,659)

Net income (loss) attributable to non-controlling interest	(9,615)	(147,200)	(60,503)	(183,066)

Net income (loss) attributable to common shares	$126,794	$(1,837,175)	$(450,031)	$(3,047,593)

Weighted average common shares outstanding – basic	22,072,000	22,072,000	22,072,000	22,072,000

Earnings (losses) per share – basic	0.01	(0.08)	(0.02)	(0.14)

Weighted average common shares outstanding – diluted	22,072,000	22,072,000	22,072,000	22,072,000

Earnings (losses) per shares – diluted	0.01	(0.08)	(0.02)	(0.14)

Comprehensive income (loss):
Net income (loss)	117,179	(1,984,375)	(510,534)	(3,230,659)
Translation adjustment	135,125	43,052	96,160	(202,817)
Comprehensive income (loss)	252,304	(1,941,323)	(414,374)	(3,433,476)
Comprehensive income (loss) attributable to non-controlling interest	6,282	(146,193)	(44,571)	(185,854)

Comprehensive income attributable to common shares	$246,022	$(1,795,130)	$(369,803)	$(3,247,622)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,985,036	$6,190,513
Restricted cash	2,990,186	4,341,112
Accounts receivable, net of allowance for doubtful accounts $1,529,505 and $1,426,927	15,380,592	13,972,086
Inventories, net of provision $3,519,124 and $3,508,548	11,069,802	7,439,287
Other receivables, net of provision $69,032 and $69,260	312,100	465,013
VAT recoverable	541,297	82,497
Advance to suppliers	1,717,692	900,328
Total current assets	39,996,705	33,390,836

Investment, net of impairment $1,500,000 and $1,500,000	-	-
Plant, property and equipment, net	17,480,483	17,736,766
Construction in process	4,103,667	132,079
Long-term prepayments	398,142	439,502

Total assets	$61,978,997	$51,699,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans	$7,420,789	$10,213,683
Accounts payable	21,267,387	15,446,721
Advance from customers	586,897	325,165
Accruals and other payables	2,492,387	2,510,206
Accrued payroll and related expense	796,191	712,206
Income tax payable	386,289	394,989
Amount due to stockholders – current	353,461	943,378
Total current liabilities	33,303,401	30,546,348

Long-term bank loans	8,110,300	-
Research funding advanced	756,654	952,255
Total non-current liabilities	8,866,954	952,255

Total liabilities	42,170,355	31,498,603

Equity：
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 and 22,593,000 shares issued, 22,072,000 and 22,072,000 shares outstanding	22,593	22,593
Additional paid-in capital	20,904,072	20,881,635
Treasury stock at cost	(674,455)	(674,455)
Appropriated earnings	798,974	802,408
Accumulated deficit	(8,090,851)	(7,644,254)
Translation adjustment	4,419,119	4,338,891
Total stockholders’ equity	17,379,452	17,726,818
Non-controlling interest	2,429,190	2,473,762
Total equity	19,808,642	20,200,580

Total liabilities and stockholders’ equity	$61,978,997	$51,699,183

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Six months ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(510,534)	$(3,230,659)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	940,112	857,492
Bad debts allowance	(107,940)	-
Inventory provision	(33,470)	156,614
Loss on disposing assets	2,307	20,179
Share-based compensation	22,437	200,180
Research and development costs offset by funding advanced	(513,867)	-
Deferred tax asset	-	28,485
Changes in operating assets and liabilities:
Accounts receivable	(1,293,968)	15,066
Inventory	(3,566,997)	(3,019,267)
Other receivables	152,168	273,569
VAT recoverable	(455,819)	(170,768)
Prepayments and other assets	(813,265)	(388,562)
Accounts payable	4,612,699	(795,191)
Accruals and other payable	74,284	(69,945)
Advance from customers	262,798	(131,108)
Accrued interest payable to related parties	-	55,057
Taxes payable	(8,773)	(17,745)

Net cash used in operating activities	(1,237,828)	(6,216,603)

Cash flows from investing activities:
Purchase of fixed assets investment in construction	(3,345,363)	(59,948)
Proceeds from disposal of fixed assets	5,527	18,447

Net cash used in investing activities	(3,339,836)	(41,501)

Cash flows from financing activities:
Due to related parties	(597,568)	(800,508)
Repayments for short-term bank facilities	(1,454,707)	-
Proceeds from (repayments for) import financing loans	(1,356,660)	4,338,227
Restricted cash pledged for (released from) import financing loans	1,350,926	(4,338,227)
Proceeds from long-term loan facilities	8,110,300	-
Research funding advanced	317,237	-

Net cash received from financing activities	6,369,528	(800,508)

Effect of changes in foreign exchange rates	2,659	(205,218)

Net increase (decrease) in cash and cash equivalents	1,794,523	(7,263,830)

Cash and cash equivalents, beginning of the year	6,190,513	15,024,363

Cash and cash equivalents, end of the year	7,985,036	$7,760,533

Supplemental disclosures of cash flow information:
Cash paid for interest	403,523	147,461
Cash paid for income taxes	24,067	14,820

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